Exhibit 99.1
Planet Fitness, Inc. Announces Fourth Quarter and Year-End 2024 Results
Full-year system-wide same club sales increase of 5.0%
Net membership growth of 1 million since the end of 2023
Opened 150 new Planet Fitness clubs in 2024

Hampton, NH, February 25, 2025 - Today, Planet Fitness, Inc. (NYSE: PLNT) reported financial results for its fourth quarter and year ended December 31, 2024.
Fourth Quarter Fiscal 2024 Highlights
•Total revenue increased from the prior year period by 19.4% to $340.5 million.
•System-wide same club sales increased 5.5%.
•System-wide sales increased to $1.2 billion from $1.1 billion in the prior year period.
•Net income attributable to Planet Fitness, Inc. was $47.1 million, or $0.56 per diluted share, compared to $35.3 million, or $0.41 per diluted share, in the prior year period.
•Net income increased $10.8 million to $47.6 million, compared to $36.8 million in the prior year period.
•Adjusted net income(1) increased $6.6 million to $59.7 million, or $0.70 per diluted share(1), compared to $53.1 million, or $0.60 per diluted share, in the prior year period.
•Adjusted EBITDA(1) increased $16.5 million to $130.8 million from $114.3 million in the prior year period.
•86 new Planet Fitness clubs were opened system-wide during the period, which included 78 franchisee-owned and 8 corporate-owned clubs, bringing system-wide total clubs to 2,722 as of December 31, 2024.
•Ended the year with cash and marketable securities of $529.5 million, which includes cash and cash equivalents of $293.2 million, restricted cash of $56.5 million and marketable securities of $179.8 million.
Fiscal Year 2024 Highlights
•Total revenue increased from the prior year period by 10.3% to $1.2 billion.
•System-wide same club sales increased 5.0%.
•System-wide sales increased to $4.8 billion from $4.5 billion in the prior year period.
•Net income attributable to Planet Fitness, Inc. was $172.0 million, or $2.00 per diluted share, compared to $138.3 million, or $1.62 per diluted share, in the prior year period.
•Net income increased $27.2 million to $174.2 million, compared to $147.0 million in the prior year period.
•Adjusted net income(1) increased $24.7 million to $223.8 million, or $2.59 per diluted share(1), compared to $199.0 million, or $2.24 per diluted share, in the prior year period.
•Adjusted EBITDA(1) increased $52.3 million to $487.7 million from $435.4 million in the prior year period.
•150 new Planet Fitness clubs were opened system-wide during the period, which included 129 franchisee-owned and 21 corporate-owned clubs, bringing system-wide total clubs to 2,722 as of December 31, 2024.
“We had strong results in 2024 and closed out the year with 19.7 million members, posting revenue growth of more than 10% and growing Adjusted EBITDA by approximately 12%,” said Colleen Keating, Chief Executive Officer. “To further enhance the attractiveness of our returns for our franchisees, we rolled out a new economic model for opening and operating a Planet Fitness club and raised the new member Classic Card price for the first time in more than 25 years. Additionally, we continue to make meaningful progress executing our strategic imperatives of redefining our brand, enhancing member experience, refining our product and optimizing our format, and accelerating club openings. As consumers continue to prioritize health and wellness, we are well positioned to grow our brand, strengthen our industry leading position, and ultimately deliver increased shareholder value.”
1 Adjusted net income, Adjusted net income per share, diluted and Adjusted EBITDA are non-GAAP measures. For reconciliations of Adjusted net income and Adjusted EBITDA to U.S. GAAP (“GAAP”) net income and a computation of Adjusted net income per share, diluted, see “Non-GAAP Financial Measures” accompanying this press release.

Operating Results for the Fourth Quarter Ended December 31, 2024
For the fourth quarter of 2024, total revenue increased $55.4 million or 19.4% to $340.5 million from $285.1 million in the prior year period, including system-wide same club sales growth of 5.5%. By segment:
•Franchise segment revenue increased $10.8 million or 11.0% to $109.0 million from $98.2 million in the prior year period. Of the increase, $5.6 million was due to higher royalty revenue, of which $3.5 million was attributable to a franchise same club sales increase of 5.7%, $1.3 million was attributable to new clubs opened since October 1, 2023 before they move into the same club sales base and $0.7 million was from higher royalties on annual fees. There was also a $3.1 million increase in placement revenue and a $1.7 million increase in franchise and other fees, partially offset by a $1.3 million decrease in revenue associated with the sale of HVAC units to franchisees. Franchise segment revenue also included $1.9 million of higher National Advertising Fund (“NAF”) revenue;
•Corporate-owned clubs segment revenue increased $9.9 million or 8.5% to $126.3 million from $116.4 million in the prior year period. Of the increase, $3.6 million was attributable to corporate-owned clubs included in the same club sales base, of which $1.5 million was attributable to a same club sales increase of 4.4%, $0.9 million was attributable to higher annual fee revenue and $1.2 million was attributable to higher other fees. Additionally, $6.4 million was from new clubs opened since October 1, 2023 before they move into the same club sales base; and
•Equipment segment revenue increased $34.7 million or 49.2% to $105.1 million from $70.4 million in the prior year period. Of the increase, $30.4 million was due to higher revenue from equipment sales to existing franchisee-owned clubs, including additional strength equipment sold in the fourth quarter of 2024, and $4.3 million was due to higher revenue from equipment sales to new franchisee-owned clubs. In the fourth quarter of 2024, we had equipment sales to 77 new franchisee-owned clubs compared to 67 in the prior year period.
For the fourth quarter of 2024, net income attributable to Planet Fitness, Inc. was $47.1 million, or $0.56 per diluted share, compared to $35.3 million, or $0.41 per diluted share, in the prior year period. Net income was $47.6 million in the fourth quarter of 2024 compared to $36.8 million in the prior year period. Adjusted net income increased 12.4% to $59.7 million, or $0.70 per diluted share, compared to $53.1 million, or $0.60 per diluted share, in the prior year period. Adjusted net income has been adjusted to reflect a normalized income tax rate of 25.9% for both the fourth quarters of 2024 and 2023, respectively, and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).
Segment Adjusted EBITDA represents our Adjusted EBITDA broken out by the Company’s reportable segments. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations, see “Non-GAAP Financial Measures” accompanying this press release.
Segment Adjusted EBITDA was as follows:
•Franchise Segment Adjusted EBITDA increased $6.7 million or 9.8% to $74.7 million. The increase was primarily the result of $10.8 million of higher franchise segment revenue as described above, partially offset by $1.8 million of higher NAF expense, $1.6 million of higher cost of revenue and $0.4 million of higher selling, general and administrative expense;
•Corporate-owned clubs Segment Adjusted EBITDA increased $0.8 million or 1.8% to $46.4 million. The increase was primarily attributable to $0.8 million from new clubs opened since October 1, 2023 before they move into the same club sales base.
•Equipment Segment Adjusted EBITDA increased $13.1 million or 78.3% to $29.9 million. The increase was primarily driven by higher equipment sales to existing and new franchisee-owned clubs, including additional strength equipment sold to existing franchisee-owned clubs in the fourth quarter of 2024, and higher margin equipment sales related to an updated equipment mix as a result of the adoption of the new growth model.
Operating Results for the Fiscal Year Ended December 31, 2024
For the fiscal year ended December 31, 2024, total revenue increased $110.3 million or 10.3% to $1.2 billion from $1.1 billion in the prior year period, including system-wide same club sales growth of 5.0%. By segment:
•Franchise segment revenue increased $35.3 million or 9.1% to $423.2 million from $387.9 million in the prior year period. Of the increase, $25.5 million was due to higher royalty revenue, of which $13.9 million was attributable to a franchise same club sales increase of 5.2%, $6.2 million was attributable to new clubs opened since January 1, 2023 before they move into the same club sales base and $5.4 million was from higher royalties on annual fees. There was also a $1.2 million increase in franchise and other fees and a $1.1 million increase in placement revenue, partially offset by a $1.4 million decrease in revenue associated with the sale of HVAC units to franchisees. Franchise segment revenue also included $8.9 million of higher NAF revenue;
•Corporate-owned clubs segment revenue increased $53.0 million or 11.8% to $502.3 million from $449.3 million in the prior year period. Of the increase, $41.7 million was attributable to corporate-owned clubs included in the same club sales base, of which $23.6 million was attributable to a same clubs sales increase of 4.5%, $8.7 million was attributable to higher annual fee revenue and $9.4 million was attributable to higher other fees. Additionally, $11.3 million was from new clubs opened and acquired since January 1, 2023 before they move into the same club sales base.
•Equipment segment revenue increased $22.0 million or 9.4% to $256.1 million from $234.1 million in the prior year period. The increase was primarily attributable to higher revenue from equipment sales to existing franchisee-owned clubs of $28.3 million, including additional strength equipment sold in the fourth quarter of 2024, partially offset by lower revenue from equipment sales to new franchisee-owned clubs of $6.3 million. In the year ended December 31, 2024, we had equipment sales to 124 new franchisee-owned clubs compared to 135 in the prior year.
For the fiscal year ended December 31, 2024, net income attributable to Planet Fitness, Inc. was $172.0 million, or $2.00 per diluted share, compared to $138.3 million, or $1.62 per diluted share, in the prior year period. Net income was $174.2 million in the fiscal year ended December 31, 2024 compared to $147.0 million in the prior year period. Adjusted net income increased 12.4% to $223.8 million, or $2.59 per diluted share, compared to $199.0 million, or $2.24 per diluted share, in the prior year period. Adjusted net income has been adjusted to reflect a normalized income tax rate of 25.9% for both the fiscal years ended December 31, 2024 and 2023, respectively, and excludes certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance (see “Non-GAAP Financial Measures”).
Segment Adjusted EBITDA was as follows:
•Franchise Segment Adjusted EBITDA increased $28.1 million or 10.3% to $301.1 million. The increase was primarily the result of $35.3 million of higher franchise segment revenue, as described above, and $3.1 million of lower selling, general and administrative expense, partially offset by $8.9 million of higher NAF expense;
•Corporate-owned clubs Segment Adjusted EBITDA increased $15.4 million or 8.9% to $188.8 million. The increase was primarily attributable to $21.1 million from corporate-owned clubs included in the same club sales base, partially offset by $3.4 million from the opening and operating of five clubs in Spain during 2024 and $2.3 million from new and acquired clubs since January 1, 2023 before they move into the same club sales base.
•Equipment Segment Adjusted EBITDA increased $15.4 million or 27.4% to $71.8 million. The increase was primarily driven by higher equipment sales to existing franchisee-owned clubs, including additional strength equipment sold to existing franchisee-owned clubs in the fourth quarter of 2024, and higher margin equipment sales related to an updated equipment mix as a result of the adoption of the new growth model.
2025 Outlook
For the year ending December 31, 2025, the Company expects the following:
•New equipment placements of approximately 130 to 140 in franchisee-owned locations
•System-wide new club openings of approximately 160 to 170 locations
The following are 2025 growth expectations over its 2024 results:
•System-wide same club sales growth in the 5% to 6% range
•Revenue to increase approximately 10%
•Adjusted EBITDA to increase approximately 10%
•Adjusted net income to increase in the 8% to 9% range
•Adjusted net income per share, diluted to increase in the 11% to 12% range, based on adjusted diluted weighted-average shares outstanding of approximately 84.5 million, inclusive of shares expected to be repurchased.
The Company also expects 2025 net interest expense to be approximately $86.0 million. It also expects capital expenditures to increase approximately 25% driven by additional clubs in our corporate-owned portfolio and depreciation and amortization to remain flat compared to 2024.

Presentation of Financial Measures
Planet Fitness, Inc. (the “Company”) was formed in March 2015 for the purpose of facilitating the initial public offering (the “IPO”) and related recapitalization transactions that occurred in August 2015, and in order to carry on the business of Pla-Fit Holdings, LLC (“Pla-Fit Holdings”) and its subsidiaries. As the sole managing member of Pla-Fit Holdings, the Company operates and controls all of the business and affairs of Pla-Fit Holdings, and through Pla-Fit Holdings, conducts its business. As a result, the Company consolidates Pla-Fit Holdings’ financial results and reports a non-controlling interest related to the portion of Pla-Fit Holdings not owned by the Company.
The financial information presented in this press release includes non-GAAP financial measures such as Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted, to provide measures that we believe are useful to investors in evaluating the Company’s performance. These non-GAAP financial measures are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by similar amounts or other unusual or nonrecurring items. See the tables at the end of this press release for a reconciliation of Adjusted EBITDA, Adjusted net income, and Adjusted net income per share, diluted, to their most directly comparable GAAP financial measure.
The non-GAAP financial measures used in our full-year outlook will differ from net income and net income per share, diluted, determined in accordance with GAAP in ways similar to those described in the reconciliations at the end of this press release. We do not provide guidance for net income or net income per share, diluted, determined in accordance with GAAP or a reconciliation of guidance for Adjusted net income and Adjusted net income per share, diluted, to the most directly comparable GAAP measure because we are not able to predict with reasonable certainty the amount or nature of all items that will be included in our net income and net income per share, diluted, for the year ending December 31, 2025. These items are uncertain, depend on many factors and could have a material impact on our net income and net income per share, diluted, for the year ending December 31, 2025, and therefore cannot be made available without unreasonable effort.
Same club sales refers to year-over-year sales comparisons for the same club sales base of both corporate-owned and franchisee-owned clubs, which is calculated for a given period by including only sales from clubs that had sales in the comparable months of both years. We define the same club sales base to include those clubs that have been open and for which monthly membership dues have been billed for longer than 12 months. We measure same club sales based solely upon monthly dues billed to members of our corporate-owned and franchisee-owned clubs.
Investor Conference Call
The Company will hold a conference call at 8:00AM (ET) on February 25, 2025 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.planetfitness.com via the “Investor Relations” link. The webcast will be archived on the website for one year.
About Planet Fitness
Founded in 1992 in Dover, NH, Planet Fitness is one of the largest and fastest-growing franchisors and operators of fitness clubs in the world by number of members and locations. As of December 31, 2024, Planet Fitness had approximately 19.7 million members and 2,722 clubs in all 50 states, the District of Columbia, Puerto Rico, Canada, Panama, Mexico, Australia and Spain. The Company’s mission is to enhance people’s lives by providing a high-quality fitness experience in a welcoming, non-intimidating environment, which we call the Judgement Free Zone®. Approximately 90% of Planet Fitness clubs are owned and operated by independent business men and women.

Investor Contact:
Stacey Caravella
investor@planetfitness.com
603-750-4674
Media Contacts:
McCall Gosselin, Planet Fitness
mccall.gosselin@pfhq.com
603-957-4650

Brittany Fraser, ICR
Brittany.Fraser@icrinc.com
917-658-8750
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company’s statements with respect to expected future performance presented under the heading “2025 Outlook,” those attributed to the Company’s Chief Executive Officer in this press release, the Company’s expected membership growth and club growth, share repurchases and the timing thereof, ability to deliver future shareholder value, and other statements, estimates and projections that do not relate solely to historical facts. Forward-looking statements can be identified by words such as “anticipate,” “believe,” “envision,” “estimate,” “expect,” “intend,” “may,” “might,” “goal,” “plan,” “prospect,” “predict,” “project,” “target,” “potential,” “assumption,” “will,” “would,” “could,” “should,” “continue,” “ongoing,” “contemplate,” “future,” “strategy” and similar references to future periods, although not all forward-looking statements include these identifying words. Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company’s current beliefs, expectations and assumptions regarding the future of the business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Actual results and financial condition may differ materially from those indicated in the forward-looking statements. Important factors that could cause our actual results to differ materially include competition in the fitness industry, the Company’s and franchisees’ ability to attract and retain members, the Company’s and franchisees’ ability to identify and secure suitable sites for new franchise clubs, changes in consumer demand, changes in equipment costs, the Company’s ability to expand into new markets domestically and internationally, operating costs for the Company and franchisees generally, availability and cost of capital for franchisees, acquisition activity, developments and changes in laws and regulations, our substantial increased indebtedness as a result of our refinancing and securitization transactions and our ability to incur additional indebtedness or refinance that indebtedness in the future, our future financial performance and our ability to pay principal and interest on our indebtedness, our corporate structure and tax receivable agreements, failures, interruptions or security breaches of the Company's information systems or technology, general economic conditions and the other factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2023 and, once available, the Company's annual report on Form 10-K for the year ended December 31, 2024, as well as the Company’s other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company’s views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.

Planet Fitness, Inc. and subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2024	2023	2024	2023
Revenue:
Franchise	$89,537	$80,604	$344,320	$317,917
National advertising fund revenue	19,485	17,634	78,927	70,012
Franchise segment	109,022	98,238	423,247	387,929
Corporate-owned clubs	126,311	116,411	502,287	449,296
Equipment	105,117	70,437	256,120	234,101
Total revenue	340,450	285,086	1,181,654	1,071,326
Operating costs and expenses:
Cost of revenue	80,494	57,465	197,122	190,026
Club operations	74,388	65,608	290,507	253,619
Selling, general and administrative	35,693	31,225	129,146	124,930
National advertising fund expense	19,385	17,599	79,009	70,095
Depreciation and amortization	40,116	39,159	160,346	149,413
Other losses, net	628	2,674	1,326	10,379
Total operating costs and expenses	250,704	213,730	857,456	798,462
Income from operations	89,746	71,356	324,198	272,864
Other income (expense), net:
Interest income	6,428	5,402	23,115	17,741
Interest expense	(27,468)	(21,805)	(100,037)	(86,576)
Other (expense) income, net	(1,680)	2,881	(548)	3,512
Total other expense, net	(22,720)	(13,522)	(77,470)	(65,323)
Income before income taxes	67,026	57,834	246,728	207,541
Provision for income taxes	18,619	19,657	68,443	58,512
Losses from equity-method investments, net of tax	(844)	(1,414)	(4,042)	(1,994)
Net income	47,563	36,763	174,243	147,035
Less net income attributable to non-controlling interests	479	1,423	2,201	8,722
Net income attributable to Planet Fitness, Inc.	$47,084	$35,340	$172,042	$138,313
Net income per share of Class A common stock:
Basic	$0.56	$0.41	$2.01	$1.63
Diluted	$0.56	$0.41	$2.00	$1.62
Weighted-average shares of Class A common stock outstanding:
Basic	84,224	85,901	85,621	84,896
Diluted	84,442	86,193	85,827	85,185

Planet Fitness, Inc. and subsidiaries
Consolidated Balance Sheets
(Unaudited)

(in thousands, except per share amounts)	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$293,150	$275,842
Restricted cash	56,524	46,279
Short-term marketable securities	114,163	74,901
Accounts receivable, net of allowances for uncollectible amounts of $30 and $0 as of December 31, 2024 and 2023, respectively	77,145	41,890
Inventory	6,146	4,677
Prepaid expenses	21,499	13,842
Other receivables	16,776	11,072
Income tax receivable	2,616	3,314
Total current assets	588,019	471,817
Long-term marketable securities	65,668	50,886
Investments, net of allowance for expected credit losses of $18,834 and $17,689 as of December 31, 2024 and 2023, respectively	75,650	77,507
Property and equipment, net of accumulated depreciation of $370,118 and $322,958, as of December 31, 2024 and 2023, respectively	423,991	390,405
Right-of-use assets, net	395,174	381,010
Intangible assets, net	323,318	372,507
Goodwill	720,633	717,502
Deferred income taxes	470,197	504,188
Other assets, net	7,058	3,871
Total assets	$3,069,708	$2,969,693
Liabilities and stockholders’ deficit
Current liabilities:
Current maturities of long-term debt	$22,500	$20,750
Accounts payable	32,887	23,788
Accrued expenses	67,895	66,299
Equipment deposits	1,851	4,506
Deferred revenue, current	62,111	59,591
Payable pursuant to tax benefit arrangements, current	55,556	41,294
Other current liabilities	39,695	35,101
Total current liabilities	282,495	251,329
Long-term debt, net of current maturities	2,148,029	1,962,874
Lease liabilities, net of current portion	405,324	381,589
Deferred revenue, net of current portion	31,990	32,047
Deferred tax liabilities	1,386	1,644
Payable pursuant to tax benefit arrangements, net of current portion	411,360	454,368
Other liabilities	4,497	4,833
Total noncurrent liabilities	3,002,586	2,837,355
Stockholders’ equity (deficit):
Class A common stock, $.0001 par value, 300,000 shares authorized, 84,323 and 86,760 shares issued and outstanding as of December 31, 2024 and 2023, respectively	9	9
Class B common stock, $.0001 par value, 100,000 shares authorized, 342 and 1,397 shares issued and outstanding as of December 31, 2024 and 2023, respectively	—	—
Accumulated other comprehensive (loss) income	(2,348)	172
Additional paid in capital	609,115	575,631
Accumulated deficit	(822,156)	(691,461)
Total stockholders’ deficit attributable to Planet Fitness, Inc.	(215,380)	(115,649)
Non-controlling interests	7	(3,342)
Total stockholders’ deficit	(215,373)	(118,991)
Total liabilities and stockholders’ deficit	$3,069,708	$2,969,693

Planet Fitness, Inc. and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Years Ended December 31,
(in thousands)	2024	2023
Cash flows from operating activities:
Net income	$174,243	$147,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	160,346	149,413
Amortization of deferred financing costs	5,362	5,492
Loss on extinguishment of debt	2,285	—
Accretion of marketable securities discount	(3,307)	(3,273)
Losses from equity-method investments, net of tax	4,042	1,994
Dividends accrued on held-to-maturity investment	(2,180)	(2,066)
Credit loss on held-to-maturity investment	1,145	2,732
Deferred tax expense	55,689	51,189
Loss (gain) on re-measurement of tax benefit arrangement liability	1,300	(1,964)
(Gain) loss on disposal of property and equipment	(671)	61
Equity-based compensation	8,913	7,906
Other	1,280	(345)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(36,459)	4,761
Inventory	(1,484)	599
Other assets and other current assets	(11,785)	929
Accounts payable and accrued expenses	17,312	(975)
Other liabilities and other current liabilities	(519)	(8,106)
Income taxes	407	2,183
Payments pursuant to tax benefit arrangements	(44,946)	(34,797)
Equipment deposits	(2,653)	(3,937)
Deferred revenue	2,775	3,942
Leases	12,778	7,481
Net cash provided by operating activities	343,873	330,254
Cash flows from investing activities:
Additions to property and equipment	(155,061)	(135,986)
Acquisitions of franchisees	—	(43,264)
Proceeds from sale of property and equipment and insurance proceeds	1,396	99
Purchases of marketable securities	(155,423)	(203,285)
Maturities of marketable securities	103,672	80,490
Issuance of note receivable, related party	(2,145)	—
Other investments	(1,150)	(38,045)
Net cash used in investing activities	(208,711)	(339,991)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	800,000	—
Proceeds from issuance of Class A common stock	21,875	9,160
Principal payments on capital lease obligations	(98)	(193)
Repayment of long-term debt and variable funding notes	(608,688)	(20,749)
Payment of deferred financing and other debt-related costs	(12,055)	—
Repurchase and retirement of Class A common stock	(300,205)	(125,030)
Payment of share repurchase excise tax	(1,032)	—
Distributions to members of Pla-Fit Holdings	(4,792)	(4,605)
Net cash used in financing activities	(104,995)	(141,417)
Effects of exchange rate changes on cash and cash equivalents	(2,614)	776
Net increase (decrease) in cash, cash equivalents and restricted cash	27,553	(150,378)
Cash, cash equivalents and restricted cash, beginning of period	322,121	472,499
Cash, cash equivalents and restricted cash, end of period	$349,674	$322,121
Supplemental cash flow information:
Cash paid for interest	$90,853	$81,184
Net cash paid for income taxes	$12,072	$5,258
Non-cash investing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$11,423	$18,639
Fair value of clubs exchanged for equity-method investment	$—	$17,000

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted (collectively, the “non-GAAP financial measures”). The Company believes that these non-GAAP financial measures, when used in conjunction with GAAP financial measures, are useful to investors in evaluating our operating performance. These non-GAAP financial measures presented in this release are supplemental measures of the Company’s performance that are neither required by, nor presented in accordance with GAAP. These financial measures should not be considered in isolation or as substitutes for GAAP financial measures such as net income or any other performance measures derived in accordance with GAAP. In addition, in the future, the Company may incur expenses or charges such as those added back to calculate Adjusted EBITDA, Adjusted net income and Adjusted net income per share, diluted. The Company’s presentation of Adjusted EBITDA, Adjusted net income, and Adjusted net income per share, diluted, should not be construed as an inference that the Company’s future results will be unaffected by unusual or nonrecurring items.
Adjusted EBITDA and Segment Adjusted EBITDA
We refer to Adjusted EBITDA as we use this measure to evaluate our operating performance and we believe this measure is useful to investors in evaluating our performance. We define Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing performance of the Company’s core operations. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors. Our Board of Directors uses Adjusted EBITDA as a key metric to assess the performance of management. Our Chief Operating Decision Maker also uses Segment Adjusted EBITDA, which is Adjusted EBITDA specific to each of our three reportable segments, to assess the financial performance of and allocate resources to our segments in accordance with ASC 280, Segment Reporting. Corporate overhead costs not directly attributable to any individual segment are not allocated to the three segments and are included in Corporate and Other Adjusted EBITDA within Adjusted EBITDA.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

A reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA is set forth below.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2024	2023	2024	2023
Net income	$47,563	$36,763	$174,243	$147,035
Interest income	(6,428)	(5,402)	(23,115)	(17,741)
Interest expense	27,468	21,805	100,037	86,576
Provision for income taxes	18,619	19,657	68,443	58,512
Depreciation and amortization	40,116	39,159	160,346	149,413
EBITDA	127,338	111,982	479,954	423,795
Transaction fees and acquisition-related costs(1)	—	—	—	394
Severance costs(2)	—	—	1,602	1,220
Executive transition costs(3)	1,227	1,226	4,200	3,728
Legal matters(4)	—	—	—	6,250
Loss on adjustment of allowance for credit losses on held-to-maturity investment	297	2,738	1,146	2,732
Dividend income on held-to-maturity investment	(562)	(576)	(2,180)	(2,066)
Tax benefit arrangement remeasurement(5)	2,074	(1,964)	1,300	(1,964)
Amortization of basis difference of equity-method investments(6)	240	438	949	438
Other(7)	211	490	739	849
Adjusted EBITDA	$130,825	$114,334	$487,710	$435,376
(1) Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned clubs.
(2) Represents severance related expenses recorded in connection with a reduction in force in 2024 and the elimination of the President and Chief Operating Officer position in 2023.
(3) Represents certain expenses recorded in connection with the departure of the former Chief Executive Officer, including costs associated with the search for, and stock-based compensation associated with certain equity awards granted to the Company’s new Chief Executive Officer and retention payments for certain key employees through the Chief Executive Officer transition.
(4) Represents costs associated with legal matters in which the Company is a defendant. In 2023, this represents an increase in the legal reserve, net of legal fees paid, related to preliminary terms of a settlement agreement (the “Preliminary Settlement Agreement”). The legal reserve was subsequently paid in 2023.
(5) Represents a gain (loss) related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(6) Represents the Company’s pro-rata portion of the basis difference related to intangible asset amortization expense in its equity method investees, which is included within losses from equity-method investments, net of tax on our consolidated statements of operations.
(7) Represents certain other gains and charges that we do not believe reflect our underlying business performance.
A reconciliation of Segment Adjusted EBITDA to Adjusted EBITDA is set forth below.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2024	2023	2024	2023
Adjusted EBITDA
Franchise segment	$74,744	$68,090	$301,122	$273,008
Corporate-owned clubs segment	46,397	45,571	188,751	173,322
Equipment segment	29,918	16,777	71,778	56,362
Segment Adjusted EBITDA	151,059	130,438	561,651	502,692
Corporate and other Adjusted EBITDA(1)	(20,234)	(16,104)	(73,941)	(67,316)
Adjusted EBITDA(2)	$130,825	$114,334	$487,710	$435,376
(1) Corporate and other Adjusted EBITDA includes adjusted corporate overhead costs, such as payroll and related benefit costs and professional services that are not directly attributable to any individual segment and thus are unallocated.
(2) Segment Adjusted EBITDA plus the Adjusted EBITDA of corporate and other is equal to Adjusted EBITDA. Adjusted EBITDA is a metric that is not presented in accordance with GAAP. Refer to “—Non-GAAP Financial Measures” for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure.

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

Adjusted Net Income and Adjusted Net Income per Diluted Share
Our presentation of Adjusted net income assumes that all net income is attributable to Planet Fitness, Inc., which assumes the full exchange of all outstanding Holdings Units for shares of Class A common stock of Planet Fitness, Inc., adjusted for certain non-cash and other items that we do not believe directly reflect our core operations. Adjusted net income per share, diluted, is calculated by dividing Adjusted net income by the total weighted-average shares of Class A common stock outstanding plus any dilutive options and restricted stock units as calculated in accordance with GAAP and assuming the full exchange of all outstanding Holdings Units and corresponding Class B common stock as of the beginning of each period presented. Adjusted net income and Adjusted net income per share, diluted, are supplemental measures of operating performance that do not represent and should not be considered alternatives to net income and earnings per share, as calculated in accordance with GAAP. We believe Adjusted net income and Adjusted net income per share, diluted, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period.
A reconciliation of net income, the most directly comparable GAAP measure, to Adjusted net income, and the computation of Adjusted net income per share, diluted, are set forth below.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share amounts)	2024	2023	2024	2023
Net income	$47,563	$36,763	$174,243	$147,035
Provision for income taxes	18,619	19,657	68,443	58,512
Transaction fees and acquisition-related costs(1)	—	—	—	394
Severance costs(2)	—	—	1,602	1,220
Executive transition costs(3)	1,227	1,226	4,200	3,728
Legal matters(4)	—	—	—	6,250
Loss on adjustment of allowance for credit losses on held-to-maturity investment	297	2,738	1,146	2,732
Dividend income on held-to-maturity investment	(562)	(576)	(2,180)	(2,066)
Tax benefit arrangement remeasurement(5)	2,074	(1,964)	1,300	(1,964)
Amortization of basis difference of equity-method investments(6)	240	438	949	438
Other(7)	211	490	739	849
Loss on extinguishment of debt(8)	—	—	2,285	—
Purchase accounting amortization(9)	10,918	12,955	49,190	51,440
Adjusted income before income taxes	80,587	71,727	301,917	268,568
Adjusted income taxes(10)	20,863	18,577	78,163	69,559
Adjusted net income	$59,724	$53,150	$223,754	$199,009
Adjusted net income per share, diluted	$0.70	$0.60	$2.59	$2.24
Adjusted weighted-average shares outstanding, diluted(11)	84,845	88,441	86,537	88,920
(1) Represents transaction fees and acquisition-related costs incurred in connection with our acquisition of franchisee-owned clubs.
(2) Represents severance related expenses recorded in connection with a reduction in force in 2024 and the elimination of the President and Chief Operating Officer position in 2023.
(3) Represents certain expenses recorded in connection with the departure of the former Chief Executive Officer, including costs associated with the search for, and stock-based compensation associated with certain equity awards granted to the Company’s new Chief Executive Officer and retention payments for certain key employees through the Chief Executive Officer transition.
(4) Represents costs associated with legal matters in which the Company is a defendant. In 2023, this represents an increase in the legal reserve, net of legal fees paid, related to the “Preliminary Settlement Agreement. The legal reserve was subsequently paid in 2023.
(5) Represents a gain (loss) related to the adjustment of our tax benefit arrangements primarily due to changes in our deferred state tax rate.
(6) Represents the Company’s pro-rata portion of the basis difference related to intangible asset amortization expense in its equity method investees, which is included within losses from equity-method investments, net of tax on our consolidated statements of operations.
(7) Represents certain other gains and charges that we do not believe reflect our underlying business performance.
(8) Represents a loss on extinguishment of debt as a result of the repayment of the 2018-1 Class A-2-I notes prior to the anticipated repayment date.
(9) Includes $1.3 million, $3.1 million, $10.6 million and $12.4 million of amortization of intangible assets, other than favorable leases, for the three months and years ended December 31, 2024 and 2023, respectively, recorded in connection with the 2012 Acquisition, and $9.6 million, $9.9 million, $38.6 million and $39.1 million of amortization of intangible assets for the three months and years ended December 31, 2024

Planet Fitness, Inc. and subsidiaries
Non-GAAP Financial Measures
(Unaudited)

and 2023, respectively, created in connection with historical acquisitions of franchisee-owned clubs. The adjustment represents the amount of actual non-cash amortization expense recorded, in accordance with GAAP, in each period.
(10) Represents corporate income taxes at an assumed effective tax rate of 25.9% for both the three months and years ended December 31, 2024 and 2023, applied to adjusted income before income taxes.
(11) Assumes the full exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc.

A reconciliation of net income per share, diluted, to Adjusted net income per share, diluted is set forth below:

	Three Months Ended December 31, 2024			Three Months Ended December 31, 2023
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$47,084	84,442	$0.56	$35,340	86,193	$0.41
Net income attributable to non-controlling interests(2)	479	403		1,423	2,248
Net income	47,563			36,763
Adjustments to arrive at adjusted income before income taxes(3)	33,024			34,964
Adjusted income before income taxes	80,587			71,727
Adjusted income taxes(4)	20,863			18,577
Adjusted net income	$59,724	84,845	$0.70	$53,150	88,441	$0.60

	Year Ended December 31, 2024			Year Ended December 31, 2023
(in thousands, except per share amounts)	Net income	Weighted Average Shares	Net income per share, diluted	Net income	Weighted Average Shares	Net income per share, diluted
Net income attributable to Planet Fitness, Inc.(1)	$172,042	85,827	$2.00	$138,313	85,185	$1.62
Net income attributable to non-controlling interests(2)	2,201	709		8,722	3,735
Net income	174,243			147,035
Adjustments to arrive at adjusted income before income taxes(3)	127,674			121,533
Adjusted income before income taxes	301,917			268,568
Adjusted income taxes(4)	78,163			69,559
Adjusted net income	$223,754	86,537	$2.59	$199,009	88,920	$2.24
(1) Represents net income attributable to Planet Fitness, Inc. and the associated weighted average shares of Class A common stock outstanding.
(2) Represents net income attributable to non-controlling interests and the assumed exchange of all outstanding Holdings Units and corresponding shares of Class B common stock for shares of Class A common stock of Planet Fitness, Inc. as of the beginning of the period presented.
(3) Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.
(4) Represents corporate income taxes at an assumed effective tax rate of 25.9% for both the three months and years ended December 31, 2024 and 2023, applied to adjusted income before income taxes.